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                                                                    Exhibit 99.1
[EMTEC INC LOGO]

Contacts:

Stanley Wunderlich                              John Howlett
Consulting For Strategic Growth, Ltd.           Chief Executive Officer
Public Relations                                Emtec, Inc.
Corporate Development Consultants               Tel: 856-235-8787
Tel: 800-625-2236                               Fax: 856-235-2932
Fax: 212-697-0910                               Email:john_howlett@emtecinc.com
Email: cfsg@consultant.com                      Website: www.emtecinc.com


             EMTEC REPORTS NET INCOME GROWTH OF 364% FOR THE QUARTER

     MT. LAUREL, N.J., August 4, 2003 - Emtec, Inc. (OTCBB:ETEC) announced today its net income rose 364% to $530,539, or $0.07 per share, for the quarter ended June 30, 2003, compared to $114,255, or $0.02 per share, for the quarter ended June 30, 2002.

     Total revenues for the IT business, which includes procurement services and service consulting, increased by 44.59%, or $8.77 million, to $28.43 million for the quarter ended June 30, 2003. This compares to revenues of $19.66 million for the quarter ended June 30, 2002. The company believes that this increase is primarily due to its recent acquisitions of Acentra Technologies, Inc. (in August 2002) and Turnkey Computer Systems, Inc. (in August 2002). IT revenue associated with these acquisitions equaled $10.43 million for the quarter ended June 30, 2003.

         Gross profit for the IT business increased by 18.98%, or $585,928, to $3.67 million for the quarter ended June 30, 2003. This increase is mainly attributable to increase in the company's IT revenues.





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         Sales, general and administrative expenses increased only by 1.19%, or
$35,343, to $3.01 million for the quarter ended June 30, 2003. Without the acquisitions of Acentra Technologies, Inc. and Turnkey Computer Systems, Inc., the Company's sales, general and administrative expenses would have been decreased by approximately 18.37%, or $545,000, to $2.43 million for the quarter ended June 30, 2003 compared with $2.97 million for the quarter ended June 30, 2002. This decrease is mainly attributable to the following:

     1.   Elimination of non-productive sales staff.

     2.   Reduction in sales commission compensation plans. and

     3.   Eliminated duplication of non-essential admin support services.

         Commenting about the first quarter results, John Howlett, Emtec CEO, declared, "Last quarter I stated that the company had reduced costs by over $1 million in expenditures. In addition we have reduced the number of our employees and eliminated the duplication of non-essential services. With the winning of the State of New Jersey business (over $10 million of new purchase orders), our company was poised for growth. We indicated that we would work closely with the State to make its services more efficient by upgrading and installing over 6,000 new computers statewide. This includes upgrading 1,500 systems for the New Jersey police and close to 2,000 of its computers, as well as servers and information systems components for the State Department of Labor. This past quarter we have started to demonstrate our abilities to integrate our acquisitions and still drive product and services at a strong profit margin. We at Emtec feel strongly that other opportunities will be forthcoming and look forward to sharing that news with our loyal shareholders and customers."

About Emtec
-----------

Emtec, Inc. established in 1981, provides high-end computer systems and services to Fortune 1000 clients ranging in size from $50 million to $500 million in revenues. The Company specializes in evaluating and providing solutions for data management including Enterprise Management, Managed Services (monitoring/maintenance/helpdesk), and Data Management (storage and protection of data). With the recent acquisitions of Intellispan (Help Desk), Accentra (systems and services) and Turnkey Computer Systems (managed building services),






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Emtec has broadened its engineering and services capabilities. For additional information please contact Consulting For Strategic Growth 1, Ltd, at 800-625-2236.




                                      # # #











Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Emtec, Inc. ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business;
(iii) competitive factors and developments beyond the Company's control; and
(iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings." Consulting For Strategic Growth I, Ltd. ("CFSG") has a November 2002 agreement with Emtec, Inc. to provide consulting, business advisory, investor relations, public relations and corporate development services to the Company for a one-year period. In connection with these services, CFSG prepares press releases, corporate profiles, and other publications on behalf of and regarding the Company. In accordance with this agreement, the Company is required to pay CFSG $3,500 per month for the duration of the contract. Independent of CFSG's receipt of cash compensation from Emtec, CFSG may choose to purchase the common stock of Emtec and thereafter liquidate those securities at any time it deems appropriate to do so.



                         -FINANCIAL INFORMATION FOLLOWS-




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                                   EMTEC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                        Three Months Ended:
                                                                  June 30, 2003      June 30, 2002
                                                                  -------------      -------------
Revenues
--------

Procurement services                                              $23,730,729         $15,980,546
Service and consulting                                            $ 4,702,026         $ 3,683,212
Geothermal                                                        $    47,585         $    45,349
                                                                  -----------         -----------

Total Revenues                                                    $28,480,340         $19,709,107
--------------                                                    -----------         -----------

Cost of Sales
-------------

Cost of procurement services                                      $21,691,493         $14,061,661
Service and consulting                                            $ 3,067,780         $ 2,514,540
Geothermal                                                        $    17,484         $    17,598

Total Cost of Sales                                               $24,776,757         $16,593,799
-------------------                                               -----------         -----------

Gross Profit
------------

Procurement services                                              $ 2,039,236         $ 1,918,885
Service and consulting                                            $ 1,634,246         $ 1,168,672
Geothermal                                                        $    30,101         $    27,751
                                                                  -----------         -----------

Total Gross Profit                                                $ 3,703,583         $ 3,115,308
------------------                                                -----------         -----------

Operating Expenses
------------------

Sales, General & Administrative Expenses                          $ 3,009,260         $ 2,973,917
Interest Expense                                                  $    98,960         $    27,136

Total Operating Expenses                                          $ 3,108,220         $ 3,001,053
------------------------                                          -----------         -----------

Income Before Income Tax Expense                                  $   595,363         $   114,255
--------------------------------                                  -----------         -----------


Income Tax Expense                                                $    64,824         $      --
                                                                  -----------         -----------

Net Income                                                        $   530,539         $   114,255
----------                                                        ===========         ===========

Net Income Per Share {Basic and Diluted}
                                                                  $      0.07         $      0.02

Weighed Average Number of Shares Outstanding{Basic and Diluted}     7,080,498         $ 7,080,498